Amendment to Investment Advisory Agreement

      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Specialty Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the _____ day of ______________, 1996.

      WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO Realty Fund, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Realty Fund, to the same extent as if the INVESCO Realty Fund were to be added to the definition of "Funds" as utilized in the Agreement, and that the INVESCO Realty Fund shall pay to IFG a fee for services provided to it by IFG under the Agreement based on an annual rate of 0.75% of the Fund's average net assets.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Agreement on this _____ day of ______________, 1996.

                                    INVESCO SPECIALTY FUNDS, INC.


                                    By:   ____________________________
                                          Dan J. Hesser, President
ATTEST:

________________________
Glen A. Payne, Secretary

                                    INVESCO Funds Group, Inc.


                                    By:   ______________________________
                                          Ronald L. Grooms, Senior
                                          Vice President
ATTEST:

________________________
Glen A. Payne, Secretary